EXHIBIT 99.1

PRESS RELEASE
March 16, 2016 For immediate release
Contact: Bryna Butler, (740) 578-3400, E-mail: bsbutler@ovbc.com

Eastman Elected to OVBC and Ohio Valley Bank Boards

GALLIPOLIS, Ohio — Ohio Valley Banc Corp./Ohio Valley Bank Chairman Jeffrey E. Smith has announced that Brent R. Eastman has been elected to serve on the Boards of Directors for the financial holding company, Ohio Valley Banc Corp, and its subsidiary, Ohio Valley Bank. The election was made during the March Board of Directors meeting to be effective April 1, 2016.

    Smith commented, “I speak for the entire Board of Directors when saying that we firmly believe Mr. Eastman’s 35 plus years of retail experience and in-depth knowledge of Ohio Valley Banc Corp.’s market area make him an excellent addition to our Boards.”

    Eastman began his career as a clerk at Ohio Valley Supermarkets in 1980, moving up through the ranks to eventually become president and co-owner in 2005.  He is also a partner and co-owner of Eastman Enterprises, a land and development company established in 1996.  Ohio Valley Supermarkets operates 11 retail store locations with 300 employees in southeastern Ohio and western West Virginia. Eastman has served as a director of the Gallia County Agricultural Society for 15 years and a member of the Gallia County Board of Health for seven years.

    Ohio Valley Banc Corp. owns two subsidiaries, Ohio Valley Bank and Loan Central. Ohio Valley Bank, established in 1872, operates 14 offices throughout southern Ohio and western West Virginia. Loan Central, a consumer finance company specializing in tax refund loans and tax preparation, operates seven offices in southern Ohio. Ohio Valley Banc Corp. stock is traded on The NASDAQ Global Market under the symbol OVBC. The company’s websites are www.ovbc.com and www.myloancentral.com.